As filed with the Securities and Exchange Commission on November 5, 1999
                                                    Registration No. 333-90313

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                   TO FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                               CareAdvantage, Inc.
             (Exact Name of Registrant as Specified in Its Charter)

       Delaware                                             52-1849794
(State of incorporation)                         (I.R.S. Employer Identification
                                                             Number)
 485-C Route One South
   Iselin, New Jersey                                        08830
 (Address of Principal Executive Offices)                  (Zip Code)

    Amended and Restated Directors' Stock Option Plan of CareAdvantage, Inc.
                            (Full title of the plan)

                               -----------------
                      David Noone, Chief Executive Officer
                               CareAdvantage, Inc.
                              485-C Route One South
                            Iselin, New Jersey 08830
                                 (732) 602-7000.
    (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ----------------------

                                   Copies to:
                          Abba David Poliakoff, Esquire
                           Gordon, Feinblatt, Rothman,
                           Hoffberger & Hollander, LLC
                              233 E. Redwood Street
                            Baltimore, Maryland 21202
                                 (410) 576-4000

                               -----------------


===============================================================================================================================
                                         CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------------
===============================================================================================================================

Title of Shares to be Registered    Amount to be        Proposed Maximum         Proposed Maximum              Amount of
                                   Registered (1)      Offering Price Per        Aggregate Offering           Registration Fee
                                                           Share(2)                   Price(2)
-------------------------------------------------------------------------------------------------------------------------------

Common Stock,
par value $.001 per share          2,072,000 shares             $.19                    $393,680                  $110
===============================================================================================================================

(1) Plus such additional number of Shares as may become issuable by operation of the anti-dilutional provisions of the plan.

(2) Estimated solely for purposes of determining the registration fee. The proposed maximum aggregate offering price per Share has been computed pursuant to Rule 457(h) based upon the market price of the Shares as of November 1, 1999.

Item 8. Exhibits.

         Exhibit
         Number            Description of Exhibits
         ------            -----------------------


          5         Opinion  of  Gordon,   Feinblatt,   Rothman,   Hoffberger  &
                    Hollander, LLC as to legality of Shares to be issued

          10 Amended and Restated Directors' Stock Option Plan of CareAdvantage, Inc. (incorporated by reference to the Company's definitive Information Statement filed on June 7,
                    1999)

          23.1      Consent  of  Gordon,   Feinblatt,   Rothman,   Hoffberger  &
                    Hollander, LLC (included in their opinion in Exhibit 5)

          23.2 Consent of Richard A. Eisner & Company LLP, independent certified public accountants

          24.1      Powers  of  Attorney  (incorporated  by reference to Exhibit
                    24.1 to Registration Statement on Form S-8 (Reg. No. 333-90313) filed with the Commission on November 4, 1999)

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement No. 333-90313 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Iselin, State of New Jersey, on the 5th day of November, 1999.

                                       CAREADVANTAGE, INC.


                                   By: /s/ David G. DeBoskey
                                       -----------------------------------------
                                       David G. DeBoskey, Vice President Finance


         Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement No. 333-90313 has been signed by the following persons as of the date indicated below.

Signature                Title                                  Date
---------                -----                                  ----


/s/ David Noone          Chief Executive                        November 5, 1999
----------------------   Officer and Director
David Noone*             (Principal Executive Officer)

/s/ David G. DeBoskey    Vice President Finance                 November 5, 1999
----------------------  (Principal Financial and
David G. DeBoskey        Accounting Officer)

/s/ William J. Marino    Director                               November 5, 1999
----------------------
William J. Marino*


/s/ Robert J. Pures      Director                               November 5, 1999
----------------------
Robert J. Pures*

/s/ Barry Weinberg       Director                               November 5, 1999
-----------------------
Barry Weinberg*


/s/ Walter Channing, Jr. Director                               November 5, 1999
------------------------
Walter Channing, Jr.*


/s/ David McDonnell      Director                               November 5, 1999
-------------------------
David McDonnell*


*By: /s/ David G. DeBoskey                                      November 5, 1999
     -------------------------
     David G. DeBoskey
     Attorney-in-Fact**


**By authority of powers of attorney filed with this registration statement

c79522a.634

                                  Exhibit Index


Exhibit
Number            Description of Exhibits
------            -----------------------

5 Opinion of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC as to legality of Shares to be issued

10                Amended  and   Restated   Directors'   Stock  Option  Plan  of
                  CareAdvantage Inc. (incorporated by reference to the Company's definitive Information Statement filed on June 7, 1999)

23.1 Consent of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC (included in their opinion in Exhibit 5)

23.2 Consent of Richard A. Eisner & Company, LLP, independent certified public accountants

24.1 Powers of Attorney (incorporated by reference to Exhibit 24.1 to Registration Statement on Form S-8 (Reg. No. 333-90313) filed with the Commission on November 4, 1999)